EX-23 CONSENT

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-164450 and 333-172893 on Form S-8 of Cullman Bancorp, Inc. of our report dated March 9, 2012 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Cullman Bancorp, Inc. for the year ended December 31, 2011.

/s/ Crowe Horwath LLP

Brentwood, Tennessee

March 9, 2012